Exhibit 99.1

O-I Appoints David H. Y. Ho to Board of Directors

PERRYSBURG, Ohio, August 13, 2008 — Owens-Illinois, Inc., (NYSE: OI) today announced that David H. Y. Ho has been appointed to serve on the Company’s board of directors effective immediately.

Mr. Ho has spent over 20 years in the telecommunications industry. Since 2007, he has served as chairman of the Greater China Region for Nokia Siemens Network. Previously he served as president of Nokia China Investment Limited, the Chinese operating subsidiary of Nokia Corporation. In addition, Mr. Ho built strong operations experience while serving in general manager assignments for Motorola, Hangzhou Motorola Cellular Systems Limited and Nortel Networks as well as chief operating officer for Nortel Networks beginning in 2000.  He currently serves on the Board of Directors of Pentair Inc. and Sinosteel.

Mr. Ho holds a bachelor’s and a master’s degree in applied science from the University of Waterloo in Canada.

“We welcome David to the O-I Board of Directors. His strong market perspectives and extensive operations experience in Asia will be a great addition to the board as we increase concentration on one of O-I’s strategic focus areas, strategic and profitable growth, especially in growing markets,” said Al Stroucken, O-I Chairman and CEO.

About O-I

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world. With the leading position in Europe, North America, Asia Pacific and Latin America, O-I manufactures consumer-preferred, 100 percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products. Established in 1903, the company employs more than 24,000 people with 82 manufacturing facilities in 22 countries. In 2007, net sales were $7.6 billion. For more information, visit http://www.o-i.com.

Media Contact: O-I, Lauren Dubilzig, +1 567-336-1312.

Investor Relations Contact: O-I, Sasha Sekpeh, +1 567-336-2355.

Copies of O-I news releases are available at the O-I Web site at www.o-i.com; or at www.prnewswire.com.

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